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                                                                    Exhibit 99.1

[LOGO] AirGate PCS

Contact: Alan B. Catherall
         Chief Financial Officer
         404-525-7272

                   AIRGATE PCS, INC. ANNOUNCES REORGANIZATION
                          AND SALES LEADERSHIP CHANGES

ATLANTA (February 15, 2002) - AirGate PCS, Inc., (Nasdaq/NM: PCSA), a Sprint PCS Network Partner, recently made organizational announcements regarding the management and distribution for their Midwest and Southeast Regions.

The Company announced management decisions stemming from the restructuring of the recently acquired iPCS territory. Prior to the acquisition of iPCS, AirGate had already been organized in a channel focused, two-region structure: the Interior and Coastal Regions. Following the acquisition of iPCS, the sales organization is now divided into two regions: the Southeast Region and the former iPCS territory now known as the Midwest Region. AirGate is replicating the Southeast sales channel structure in the Midwest Region. Simultaneously, the Southeast Region has consolidated its current channel management from a two-region structure to a single-region management structure.

Dennis Rabon has been named Midwest Region Vice President - Sales. Prior to accepting this position, Dennis was the Interior Region Vice President of Sales responsible for the Company's sales and market successes in upstate South Carolina and Western North Carolina. While in this role, Dennis was instrumental in driving productivity increases in AirGate's retail, indirect and business sales channels as well as achieving acquisition cost savings and market share gains. Dennis will provide strong leadership to the Midwest Region.

Charles Goldfarb has been named Southeast Region Vice President - Sales. Chuck's previous position was Coastal Region Vice President of Sales where he was responsible for the start-up and operations of AirGate's coastal territory. Under Chuck's leadership, AirGate has delivered industry leading sales productivity and this trend is expected to continue as he directs the Southeastern Region's team to operational excellence.

In part because of higher than expected gross adds over the past year and the adoption of a more aggressive business plan for the Midwest Region, the Company could have been in jeopardy of violating certain covenants under the iPCS Senior Secured Credit Facility in the second half of 2002. In a proactive measure, the Company amended these covenants to ensure the Midwest Region can achieve its business objectives. Thomas M. Dougherty, president and chief executive officer of AirGate, remarked, "We are pleased with the organizational changes that have been made and we believe the amended covenants will provide the flexibility needed to drive the growth anticipated in the Midwest Region markets."

About AirGate PCS
AirGate PCS, Inc., including its subsidiaries, is a Sprint PCS Network Partner with the exclusive right to sell Sprint PCS products and services in territories within seven states located in the southeastern and mid-western United States. The territories include over 14.6 million residents in key markets such as Grand Rapids, Michigan; Charleston, Columbia, and Greenville-Spartanburg, South Carolina; Augusta and Savannah, Georgia; Champaign-Urbana and Springfield, Illinois; and the Quad Cities areas of Illinois and Iowa. AirGate PCS is among the largest Sprint PCS Network Partners. As a Sprint PCS Network Partner, AirGate PCS operates its own local PCS network to exclusively provide 100% digital, 100% PCS products and services under the Sprint and Sprint PCS brand name in its territories.

                                     -MORE-

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AIRGATE PCS, INC. ANNOUNCES REORGANIZATION
AND SALES LEADERSHIP CHANGES
Page 2
February 15, 2002


About Sprint
Sprint is a global communications company serving more than 23 million business and residential customers in more than 70 countries. With 80,000 plus employees worldwide and more than $26 billion in annual revenues, Sprint is widely recognized for developing, engineering and deploying state of the art network technologies, including the United States' first nationwide all-digital, fiber-optic network. Sprint's award-winning Tier 1 Internet backbone is being extended to key global markets to provide customers with a broad portfolio of scalable IP products. Sprint's high-capacity, high-speed network gives customers fast, dependable, non-stop access to the vast majority of the world's Internet content. Sprint also operates the largest 100-percent digital, nationwide PCS wireless network in the United States, already serving the majority of the nation's metropolitan areas including more than 4,000 cities and communities.

For more information, visit the Sprint PCS web site at http://www.sprintpcs.com.
                                                       ------------------------

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:
Certain statements contained in this news release, such as statements concerning the Company's anticipated performance, plans for growth and anticipated financial results and other factors that could affect future operations or performance, and other non-historical facts, are forward looking statements made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. Since these forward looking statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward looking statements.

Such factors include: the ability to successfully integrate the two businesses; the competitiveness and impact of Sprint PCS pricing plans, products and services; customer quality; the ability of Sprint to provide back office, customer care and other services; consumer purchasing patterns; potential fluctuations in quarterly results; an adequate supply of subscriber equipment; risks related to our ability to compete with larger, more established businesses; rapid technological and market change; risks related to future growth and expansion; rates of penetration in the wireless industry; the potential need for additional sources of liquidity; anticipated future losses; the significant level of indebtedness of each of AirGate and iPCS; adequacy of bad debt and other reserves; the potential to experience a high rate of customer turnover; and the volatility of AirGate PCS' stock price.

For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from those contained in this news release, please refer to AirGate PCS' and iPCS' filings with the Securities and Exchange Commission ("SEC"), especially in the "investment considerations" section of AirGate PCS' Form 10-K for the fiscal year ended September 30, 2001, AirGate PCS' Form 10-Q for the quarter ended December 31, 2001, iPCS' Form 10-K for the year ended September 20, 2001, iPCS' Form 10-Q for the quarter ended December 31, 2001, and in subsequent filings with SEC.

                                     -END-